Exhibit 99.3

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-021	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services (985) 727-6802

For Immediate Release

Ken Dennard, Managing Partner DRG&E / (713) 529-6600

Hornbeck Offshore Announces

Public Offering of Common Stock

September 26, 2005 – Covington, LA – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has commenced a public offering (the “Offering”) of 4,750,000 shares of common stock plus an additional 2,000,000 shares to be sold by a selling stockholder. The underwriters have been granted an option by the Company to purchase up to an additional 1,012,500 shares.

The Company intends to use the proceeds from the Offering, in addition to the proceeds from its concurrent private placement of additional 6.125% senior notes due 2014 also announced today, to partially fund the construction of new OSVs, ocean-going tugs and ocean-going, double-hulled tank barges and the retrofit or conversion of certain existing vessels, including MPSVs. In addition, the combined proceeds may be used in connection with possible future acquisitions and additional new vessel construction programs, as well as for general corporate purposes. Pending these uses, the Company will repay debt under its revolving credit facility, which may be reborrowed.

Goldman, Sachs & Co. and Jefferies & Company, Inc. will act as joint book-running managers for the Offering. Lehman Brothers, Bear, Stearns & Co. Inc., Johnson Rice & Company L.L.C., Simmons & Company International, Hibernia Southcoast Capital, Inc. and Pritchard Capital Partners LLC will act as co-managers. The Offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, (212) 902-1171. An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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